Exhibit 2.5

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete. Our amended and restated articles of incorporation are filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

General

Our authorized share capital consists of 100,000,000 ordinary shares, par value NIS 0.01 per share, of which 59,200,153 shares are issued and outstanding as of February 26, 2021. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. We have no preferred shares authorized or outstanding.

Reconciliation of the Number of Shares Outstanding through February 26, 2021

Shares outstanding at December 31, 2016	10,570,278
Number of shares issued in connection with the July 2017 Preferred F financing transaction	4,274,363
Shares outstanding at December 31, 2017	14,844,641
Number of additional shares issued upon conversion of Preferred Shares in connection with the October 2018 initial public offering and exercise of underwriters’ overallotment option	3,134,546
Number of shares issued in connection with the October 2018 initial public offering and exercise of underwriters’ overallotment option	6,648,368
Number of ordinary shares issued in connection with the exercise of employee options, and non-employee warrants	303,181
Number of ordinary shares outstanding at December 31, 2018	24,930,736
Number of shares issued in connection with the June 2019 public offering and exercise of underwriters’ overallotment option	8,050,000
Number of ordinary shares issued in connection with the exercise of employee options, non-employee warrants	690,190
Shares outstanding at December 31, 2019	33,670,926
Number of shares issued in connection with the May 2020 public offering and exercise of underwriters’ overallotment option	15,333,334
Number of shares issued in connection with December 2020 public offering and exercise of underwriters’ overallotment option	9,343,750
Number of ordinary shares issued in connection with the exercise of employee options, non-employee warrants	652,143
Shares outstanding at December 31, 2020	59,000,153
Number of ordinary shares issued in connection with the exercise of employee options, non-employee warrants	200,000
Shares outstanding at February 26, 2021	59,200,153

From January 1, 2017 through February 26, 2021, the following events have changed the number and classes of our issued and outstanding shares:

In June 2017, our shareholders created the Series F-1 Preferred share series and the Series F-2 Preferred share series and increased our authorized share capital to a total of New Israeli Shekel 400,000 consisting of 40,000,000 shares of a number of classes. In July 2017, we issued 4,274,363 Preferred F-1 shares, nominal value NIS 0.01 each, at $9.44 per share, accompanied by the issuance of warrants to purchase 2,564,619 Preferred F-2 shares, nominal value NIS 0.01, with an exercise price of $11.33 per share, in exchange for aggregate proceeds of $40,350,000, or the Preferred F-2 Warrants.

From January 1, 2018 through December 31, 2018, we issued 8,379 ordinary C shares and 1,313 ordinary shares pursuant to the exercise of options by employees and other service providers. Such options had exercise prices of $0.25 per ordinary share.

From January 1, 2018 through December 31, 2018, we issued 607,044 ordinary shares pursuant to the exercise of warrants to purchase ordinary shares. Such warrants had exercise price of$6.72 per ordinary share.

In October 2018, our shareholders increased our authorized share capital to a total of New Israeli Shekel 1,000,000 divided into 100,000,000 shares. We issued 6,250,000 ordinary shares at a public offering price of $8.00 per share in connection with our initial public offering of our ordinary shares on the Nasdaq Global Market. On the same date, all Preferred A shares, Preferred B shares, Preferred C shares, Preferred D shares, Preferred E-1 shares, Preferred E-2 shares, and Preferred F-1 shares were converted into ordinary shares. All warrants to purchase Preferred F-2 shares were converted into warrants to purchase ordinary shares. Aggregate gross proceeds from the offering were $46,500,000.

In November 2018, we issued 398,368 ordinary shares at a public offering price of $8.00 per share in connection with the underwriters’ partial exercise of their overallotment option to purchase additional ordinary shares in our initial public offering. Aggregate gross proceeds from the transaction were $2,964,000.

From January 1, 2019 through December 31, 2019, we issued 477,278 ordinary shares pursuant to the exercise of options by employees and other service providers. Such options had an exercise price of $0.25 per ordinary share.

From January 1, 2019 through December 31, 2019, we issued 209,312 ordinary shares pursuant to the exercise of warrants to purchase ordinary shares. Such warrants had an exercise price of $6.72 per ordinary share.

In June 2019, we issued 7,000,000 ordinary shares at a public offering price of $5.00 per share in connection with a public offering of our ordinary shares. Aggregate gross proceeds from the offering were $32,900,000.

In July 2019, we issued 1,050,000 ordinary shares at a public offering price of $5.00 per share in connection with the underwriters’ exercise in full of their overallotment option to purchase additional ordinary shares in the June public offering. Aggregate gross proceeds from the transaction were $4,935,000.

In May 2020, we issued 15,333,334 ordinary shares at a public offering price of $4.50 per share, inclusive of the underwriters’ exercise in full of their overallotment option to purchase 2,000,000 ordinary shares in the offering. Aggregate gross proceeds from the transaction were $69,000,000.

In December 2020, we issued 9,343,750 ordinary shares at a public offering price of $8.00 per share, inclusive of the underwriters’ exercise in full of their overallotment option to purchase 1,218,750 ordinary shares in the offering. Aggregate gross proceeds from the transaction were $74,750,000.

From January 1, 2019 through February 26, 2021, we issued 200,00 ordinary shares pursuant to the exercise of options by employees and other service providers. Such options had an exercise price of $2.45 per ordinary share.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-260120-4. Our purpose, as set forth in our amended and restated articles of association, is to engage in any lawful act or activity

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than 5 but no more than 11 directors. Pursuant to our amended and restated articles of association, each of our directors will appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until they are removed by a vote of 60% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law, and our amended and restated articles of association. In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 21 days prior to the date of the meeting, and in certain circumstances, between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Israeli Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “– Shareholder Meetings.”

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval under “Management–Fiduciary duties and approval of specified related party transactions under Israeli law” and (iii) approval of certain compensation-related matters require the approval described in the final prospectus filed with our Form F-1 Registration Statement (No. 333-232302) on June 28, 2019 under “Management–Compensation Committee.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our amended and restated articles of association also provide that the removal of any director from office or the amendment of the provisions relating to our staggered board requires the vote of 60% of the total voting power of our shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Registration Rights

On February 16, 2021, we entered into a Registration Rights Agreement with Gamida Cell Inc. and certain funds affiliated with Highbridge Capital Management, LLC, or the Buyers, pursuant to which the Buyers have the right to require us to register, under the Securities Act and under specified circumstances, the ordinary shares that are issuable upon exchange of certain 5.875% exchangeable senior notes due in 2026, or the Notes, that we issued to the Buyers on February 16, 2021. On March 1, 2021 we filed a Registration Statement on Form F-3 (File No. 333-253720) registering 6,334,455 of our ordinary shares issuable upon exchange of the Notes. Subject to certain exceptions, the Buyers also have the right to include their Registrable Securities (as defined in the Registration Rights Agreement) on a registration statement filed by us if the Registration Statement that we filed on March 1, 2021 is not effective, if the prospectus contained therein is not available for use, and if Rule 144 under the Securities Act is not available with respect to the or ordinary shares issuable upon exchange thereof.

We have also entered into the Investors’ Rights Agreement with certain of our shareholders, pursuant to which as of February 26, 2020, the holders of a total of 7,218,505 shares of our ordinary shares have the right to require us to register these shares under the Securities Act under specified circumstances and have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. Additional details regarding the registration rights under the Investors’ Rights Agreement are set forth below.

Demand Registration Rights

Holders of a majority of the registrable securities under the Investors’ Rights Agreement or holders of registrable securities then outstanding and constituting the Special F Majority, as defined under the articles of association in effect immediately prior to the consummation of our initial public offering, may request, subject to certain exceptions, that we file a registration statement on Form F-1. Upon receipt of such registration request, we are obligated to use our reasonable commercial efforts to file the registration statement as soon as practicable, and in any event within sixty (60) days after the date such request is given by the initiating shareholders.

We have the right not to effect such filing during the period that is within 180 days after we have filed another such registration statement or completed certain other registered offerings or if we intend to file a registration statement for our own account within 90 days. We are not obligated to file more than three registration statements on Form F-1 pursuant to these demand provisions. Any other holder of registrable securities has the right to include its registrable securities in an underwritten registration pursuant to a demand registration.

Shelf Registration Rights

Holders of at least 25% of the registrable securities under the Investors’ Rights Agreement or holders of registrable securities then outstanding and constituting the Special F Majority, as defined under the articles of association in effect immediately prior to the consummation of our IPO may, subject to certain limitation, request that we file a shelf registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act registering the resale from time to time by holders of registrable securities. In such event, we are required to give written notice of such request to all holders of registrable securities, who may elect to join in such request. Subsequently, upon receipt of such registration request, we are obligated to use our reasonable commercial efforts to file the registration statement as soon as practicable, and in any event within 45 days after the date such request is given. We are required to effect only one shelf registration statement. We are not required to effect any underwritten offering within 90 days of another underwritten offering.

Piggyback Registration Rights

In addition, if we propose to register (including, for this purpose, a registration effected by us for shareholders other than the holders) any of our securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), we shall, at such time, promptly give each holder notice of such registration. Upon the request of each holder given within 20 days after such notice is given by us, we shall, subject to underwriter requirements, cause to be registered all of the registrable securities that each such holder has requested to be included in such registration. We shall have the right to terminate or withdraw any registration initiated by us before the effectiveness of such registration, whether or not any holder has elected to include registrable securities in such registration. The expenses of such withdrawn registration shall be borne by us.

Other Provisions

We will pay all registration expenses (other than underwriting discounts and selling commissions) and the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand or piggyback registration. The demand, Form F-3 and piggyback registration rights described above will expire with respect to each holder of registrable securities upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.

Termination of Registration Rights

No holder shall be entitled to exercise any registration rights after, and all such rights shall terminate upon the earlier to occur of (a) the closing of a Deemed Liquidation; (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such shareholder’s shares without limitation during a three-month period without registration, and (b) the seventh anniversary of the completion of our initial public offering.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or that of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders or the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the company or of the same class, as applicable.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it, which condition shall not apply if offerees holding less than 2% of the company’s issued and outstanding share capital failed to approve such tender offer).

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether the shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, or the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, provided that the general meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer, excluding the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, holders of 25% or more of the voting rights in the company or anyone on their behalf, including their relatives and entities controlled by them.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his or her acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special tender offer or had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity shall refrain from making a subsequent tender offer for the purchase of shares of the target company and cannot execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Pursuant to the Companies Law, if a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described in our final prospectus filed with our Form F-1 Registration Statement (No. 333-232302) on June 28, 2019 under “Management–Fiduciary duties and approval of specified related party transactions under Israeli law.”).

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger pursuant to regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations the target company. The court may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-Takeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. We have no preferred shares authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “–Voting Rights.” In addition, as disclosed under “–Election of directors”, we have a classified board structure which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 553-5400.

Listing

Our ordinary shares are listed on The Nasdaq Global Market under the symbol “GMDA.”